EXHIBIT 99.1

Lennox International to sell interest in heat transfer joint venture to Outokumpu

      (DALLAS, TX — April 5, 2005) — Lennox International Inc. (NYSE: LII) announced today that Outokumpu Copper Products OY of Finland has exercised its option to purchase LII’s 45 percent interest in their heat transfer joint venture for approximately $39 million. The transaction is conditioned on the sale of Outokumpu Copper Products OY to Nordic Capital, announced publicly today by Outokumpu. The financial impact of this transaction is not expected to significantly impact LII’s 2005 financial performance, excluding an anticipated gain on the sale, which will be quantified when the transaction is completed.

      The boards of directors of both companies have approved the transaction, which is expected to close late in the second quarter of 2005. Nearly three years ago LII and Outokumpu announced a joint venture, with Outokumpu initially purchasing a 55 percent interest in LII’s heat transfer business segment for $55 million.

      “Outokumpu’s purchase of LII’s remaining interest in the heat transfer business joint venture allows us to further focus our energy and resources on our three core businesses: Heating & Cooling, Refrigeration, and Service Experts,” said Bob Schjerven, LII chief executive officer.

      Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at www.lennoxinternational.com or by contacting Karen O’Shea, Vice President, Communications and Public Relations, at 972-497-5258.

      This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.